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                                                                   Exhibit 10.14


                       WORLDSPAN SYSTEM ACCESS AGREEMENT

      THIS System Access Agreement ("Agreement") is made this 4th day of August, 1997, between WORLDSPAN, L.P., having its principal place of business at 300 Galleria Parkway, N.W., Suite 2100, Atlanta, Georgia, 30339 ("WORLDSPAN"), and Priceline, L.L.C. having its principal place of business at Five High Ridge Park, Stamford, CT, 06905 ("Developer").

      WHEREAS, WORLDSPAN provides and markets computerized reservation services and has developed and offers a computerized system which provides reservations, ticketing, and other services for air transportation and other businesses (the "System"); and

      WHEREAS, Developer desires to gain access to the System for the purposes of developing and testing proposed software program(s) to be used in connection with the System (the "Program") and WORLDSPAN is willing to make access to the System available to Developer according to the terms of this Agreement.

      NOW, THEREFORE, IT IS AGREED;

1. Term.

      This Agreement shall become effective upon the date first written above and will continue until terminated by either party at any time thereafter upon not less than thirty (30) days prior written notice to the other, or until otherwise terminated pursuant to this Agreement.

2. Access to System and Use of Data.

      (a) WORLDSPAN hereby grants to Developer access to the System through an interchange address and one or more terminal addresses identified on Schedule A of this Agreement and Developer accepts such access, all according to the terms set forth herein. Developer agrees to pay to WORLDSPAN the fees and other charges pursuant to this Agreement, including but not limited to, those included on Schedule A.

      (b) Developer agrees that the System will be used solely for the purposes and functions contemplated by this Agreement. Developer agrees that it will limit its access to development and testing of the Product and for no other purpose. Improper use shall include, but is not limited to, generation of message activity with the System of such speed or volume that may lead to malfunctions or degradation of System performance. In the event that during the term of this Agreement Developer is provided access to the System as a travel agent subscriber for the purpose of performing reservations and ticketing functions. Developer acknowledges that access is provided hereunder solely for the purposes set forth herein. Developer further acknowledges that the ability to access the System as a travel agent subscriber does not entitle Developer to perform its travel agent functions with the access provided hereunder, nor may Developer access the System pursuant to its Subscriber Agreement as a travel agent, or provide any third party with any service for the uses contemplated herein.

      (c) Developer shall not copy, publish, disclose or otherwise make available any compilations of air carrier service, data or any other information obtained from WORLDSPAN to anyone in any form; provided, however, that the foregoing shall not be construed to prevent Developer from preparing and distributing to its customers reports normally generated through the use of Developer's system. Improper use of the System shall include, but is not limited to, speculative booking or reservation of space in anticipation of demand or improper creation or modification of records. WORLDSPAN reserves the right to inhibit Developer's access to the System for system maintenance or repairs or for any other reason at WORLDSPAN's discretion.

      (e) Within thirty (30) days after the commencement of this Agreement, Developer agrees to provide WORLDSPAN, in writing, with a list of all of Developer's customers where any product, software or device provided by Developer is being used in conjunction with the System. This list shall be updated

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every six (6) months or as otherwise reasonably requested by WORLDSPAN. Nothing herein shall be construed to require Developer to provide services to any customer, but Developer agrees to abide by all the terms of this Agreement regarding provision of such services in the event that it elects to so provide them.

2. Equipment Lease -- Repairs.

      (a) WORLDSPAN leases to Developer, and Developer leases from WORLDSPAN, the equipment (including hardware, peripherals, software and technical specifications, configurations or addresses), if any, described on Schedule A (collectively the "Equipment") at the fee set forth thereon. WORLDSPAN shall retain title to and ownership of the Equipment, and the same shall be returned to WORLDSPAN, shipping prepaid, at the termination of this Agreement in the same condition as provided to Developer, normal wear and tear excepted. Developer agrees to use the Equipment for the purposes of this Agreement only at Developer's location identified above.

      (b) WORLDSPAN will install the Equipment at Developer's location, following Developer's preparation of the installation area at Developer's expense. Developer shall be solely responsible for establishing electricity for the Equipment, installing cables, and such other matters as are necessary to prepare the area for installation consistent with applicable laws, regulations, building codes and any real property lease(s) of Developer. Developer will not move or modify the Equipment without the prior written consent of WORLDSPAN.

      (c) WORLDSPAN or its service representative will provide repair services for the Equipment during WORLDSPAN'S normal repair service hours, which are 8:30 a.m. through 5:00 p.m. local time, Monday through Friday, excluding WORLDSPAN holidays. WORLDSPAN shall not pay for repair services if the Equipment malfunction is caused by negligence, misuse, accident, fire, variation or interruption of electricity, or any attempt to service the Equipment other than by WORLDSPAN'S service representative (including the addition or removal of any third party hardware, peripherals or software).

      (d) Developer shall take all necessary precautions to protect the System.

4. Installation.

      Within sixty (60) days following the execution of this Agreement, or as soon thereafter as reasonably possible, WORLDSPAN shall cause the System to be available at the Developer location identified above according to this Agreement. Developer shall be solely responsible for procuring and paying for the cost of the installation and maintenance of any personal computer, other equipment and software necessary to enable Developer to access to the System contemplated herein.

5. Disclaimer of Warranties

      (a) WORLDSPAN DISCLAIMS AND DEVELOPER HEREBY WAIVES ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE, ANY WARRANTY OF COMPATIBILITY BETWEEN THE SYSTEM, EQUIPMENT, SOFTWARE OR DATA PROVIDED BY WORLDSPAN AND CUSTOMER OWNED EQUIPMENT OR SOFTWARE, OR ANY LIABILITY IN NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, WITH RESPECT TO THE SYSTEM, EQUIPMENT, SOFTWARE, DATA OR SERVICES FURNISHED HEREUNDER, DEVELOPER AGREES THAT WORLDSPAN SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUES, EVEN IF ADVISED OF THE RISK OF SUCH DAMAGES IN ADVANCE.

      (b) WORLDSPAN shall not be liable to Developer nor deemed to be in default of this Agreement, on account of any delays, errors, malfunctions, compatibility problems or breakdowns with respect to the System, Equipment, data or services provided hereunder, unless such delay, error,


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malfunction or breakdown results solely from the gross negligence or willful misconduct of WORLDSPAN.

      (c) Developer acknowledges that the installation or use of the Program or the Developer's communications hardware (including peripherals) or software may result in loss of or damage to Developer's hardware, software or data. Developer agrees to take all reasonable precautions to prevent such loss and damage, including copying data prior to installation and other reasonable and customary measures, and adherence to manufacturer's instructions. Developer further agrees to release and hold WORLDSPAN and its past and present directors, affiliates, partners, officers, employees, agents and contractors harmless from and against any losses, damages, liabilities, suits or fines caused by or arising from the installation or use of the Program or the communications hardware (including peripherals) or any other similar hardware or software utilized to permit access to the System.

6. Indemnification.

      (a) Each party shall indemnify, defend and hold harmless the other party, its past and present directors, affiliates, partners, officers, employees and agents, from and against all liabilities, damages and expenses, and claims for damages, suits, proceedings, recoveries, judgments or executions (including but not limited to litigation costs, expenses, and reasonable attorneys' fees) arising out of or in connection with any claim that the use of the indemnifying party's system or data (including, without limitation, hardware, software, peripherals, technical specifications, configurations or addresses) by the other party infringes any third party patent, copyright, trademark or other property right.

      (b) Each party shall indemnify, defend and hold harmless the other party, its past and present directors, affiliates, partners, officers, employees and agents from and against all liabilities, damages and expenses, claims for damages, suits, proceedings, recoveries, judgments or executions (including but not limited to litigation costs, expenses, and reasonable attorneys' fees) which may be suffered by, accrued against, charged to or recoverable from the other party, its past and present directors, affiliates, partners, officers, employees or agents by reason of or in connection with the other party's performance or failure to perform, or improper performance of any of the other party's obligations under this Agreement.

7. Charges.

      (a) In addition to the fees and other charges described in Section 2 and
Section 3 above, Developer shall pay WORLDSPAN at the rate described in Schedule A of this Agreement, for each message transacted by Developer pursuant to this Agreement. For the purposes of this Agreement, a "Message" shall include each electronic transaction generated by Developer to the System including, but not limited to, transactions initiated by an individual using the "enter" or similar key on a personal computer or terminal and those automatically or mechanically generated by a software or hardware device. Examples include, but are not limited to:

      o     a request to display a record and the associated response

      o     a request to store a remark and the associated response

      o     a request to end a transaction and the associated response

      o     a request to move the screen text down and the associated response

      (b) Developer shall pay to WORLDSPAN monthly, in advance, the nonvariable fees pursuant to this Agreement. Billing for Message and bridge fees, as defined herein, shall be made monthly after the end of the month in which such fees have been incurred. Failure of WORLDSPAN to issue any invoice or bill shall not relieve Developer of the obligation to pay for any charge owed WORLDSPAN pursuant to this Agreement. Developer shall pay all fees and other charges within fifteen (15) days of the date of each invoice. In the event that Developer fails to pay within fifteen (15) days of an Invoice, WORLDSPAN may levy a late payment charge computed at the rate of 1 1/2% per month on


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the outstanding balance due hereunder from any month or fraction thereof that such payment is in default.

      (c) Developer shall pay all sales, use, personal property, excise, license and franchise taxes as well as any other similar fees, charges or assessments which arise as a result of this Agreement or which may be imposed in connection with the access to the System.

      (d) WORLDSPAN reserves the right to increase any charge to Developer under this Agreement once each calendar year upon not less than thirty (30) days prior written notice to Developer.

      (e) Developer agrees to advise each of its accounts of WORLDSPAN's fee that will be billed to the account, for any bridge relationship established by the account to the Developer. Developer agrees to pay WORLDSPAN for any bridge relationship established by Developer to any WORLDSPAN subscriber, vendor or contractor. This charge is set forth on Schedule A and may be modified by WORLDSPAN from time to time.

8. Developer Support to Customers.

      Developer acknowledges that WORLDSPAN does not agree to provide, and will not provide, any "help desk" assistance or similar user or technical support to Developer or its customers with regard to any hardware (including peripherals), software, product or services provided by Developer. Developer agrees that it will notify its customers and staff that WORLDSPAN does not provide such support, and Developer shall be solely responsible for all such support for the benefit of its staff and customers.

9. Termination.

      (a) Either party shall be entitled to terminate this Agreement upon the occurrence of any of the following events:

      (1) Except for Developer's failure to make timely payment, if the other party shall refuse, neglect or fail to perform, observe or keep any of the material covenants, terms or conditions contained herein to be performed, observed or kept, and such refusal, neglect or failure shall continue for a period of thirty (30) days including weekends, after written notice, the non-defaulting party shall have the right, in addition to any other right or remedy it may have, to terminate this Agreement; or

      (2) If the other party petitions for relief under the Bankruptcy Code of the United States, or any country or territory, or if voluntary bankruptcy proceedings are instituted by a party under any federal, state or foreign insolvency laws, or if such a proceeding is imminent, or if it is adjudged bankrupt, or if it makes any assignment for the benefit of its creditors of all or substantially all of its assets; or if an involuntary petition is filed or execution issued against it and not dismissed or satisfied within thirty (30) days; or if its interest hereunder passes by operation of law to any other person, except in case of merger or acquisition, the other party may, at its option, terminate this Agreement by written notice provided, however, that all monies owed hereunder prior to the date of termination shall be immediately due and payable.

      (b) WORLDSPAN shall be entitled to terminate this Agreement should Developer fail to pay any amount due hereunder, and Developer fails to cure such default within thirty (30) days after the date of written notice from WORLDSPAN.

10. Notices.

      All notices, requests, demands or other communications hereunder shall be in writing, hand delivered, sent by first class mail, overnight mail, or facsimile (upon electronic confirmation that the transmission was received) and shall be deemed to have been given when received at the following addresses:


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      if to WORLDSPAN:

                  WORLDSPAN, L.P.
                  300 Galleria Parkway, NW
                  Atlanta, Georgia 30339
                  U.S.A.
                  Facsimile: (770) 563-7004
                  ATTN: Karen Lennon; Manager - Emerging Markets

      with a copy to:

                  WORLDSPAN, L.P.
                  300 Galleria Parkway, NW
                  Atlanta, Georgia 30339
                  U.S.A.
                  Facsimile: (770) 563-7878
                  ATTN: Legal Department

If to Developer: At the address first written above.

      Any notice provided by facsimile which is received after 4:00 p.m. local time shall be deemed received the following business day. A party may change its addresses for notice on not less than ten (10) business days' prior written notice to the other party.

11. Confidential Information.

      (a) Confidential information supplied by one party to another pursuant to this Agreement is for the exclusive use of the receiving party and shall not be disclosed or made available to any other person, firm, corporation or governmental entity in any form or manner whatsoever; provided, however, that in the event Confidential Information is subpoenaed or otherwise requested or demanded by any court or governmental authority, the receiving party shall give written notice to the disclosing party prior to furnishing the same and shall, at the request of the disclosing party, exercise reasonable business efforts in cooperation and at the sole expense of the disclosing party, to quash or limit such request, demand and/or subpoena. The receiving party's obligations include treating Confidential Information with at least the concern and protective measures accorded any trade secrets, proprietary or confidential information and materials of the receiving party. Nothing herein shall be construed to require the disclosure of Confidential Information to the receiving party, or to require the receiving party to accept Confidential Information.

      (b) Upon any termination of the Agreement, Developer agrees to deliver to WORLDSPAN all documentation, materials, information, Equipment, technical configurations and specifications supplied by WORLDSPAN and shall also certify in writing that all copies have been returned to WORLDSPAN.

      (c) Developer understands that the information it has access to through the System is confidential and proprietary and includes valuable trade secrets of WORLDSPAN and that WORLDSPAN would suffer irreparable harm if such confidential or propriety information or trade secrets are directly or indirectly (i) used by Developer for any purpose other than those specifically set forth herein, or (ii) disclosed to any third party including affiliates of Developer which may operate as ARC approved travel agents in direct or indirect competition with the travel agents subscribing to WORLDSPAN or software developers in direct or indirect competition with WORLDSPAN. Accordingly, Developer agrees not to use the information for other purposes, disclose, or allow access to such information to any third party. Developer agrees that a breach of these conditions shall be grounds sufficient for immediate termination of, or suspension of, services under this Agreement, inhibiting Developer's access to and use of the System, and appropriate legal relief. Upon termination of this Agreement for any cause or reason, Developer agrees to deliver to WORLDSPAN all materials or


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information supplied pertaining to WORLDSPAN and shall also confirm that all copies of such material have been returned to WORLDSPAN or destroyed.

      (d) WORLDSPAN understands that the information it has access to through the right of access to Developer's facilities is of a confidential and proprietary nature, and WORLDSPAN may hereinafter have access to other information of Developer which is of a confidential and proprietary nature, and could result in irreparable harm to Developer if any such confidential or proprietary information is directly or indirectly (i) used by WORLDSPAN for any purpose other than as specifically set forth herein, or (ii) disclosed to any third party. Accordingly, WORLDSPAN agrees not to use the information for other purposes, disclose or allow access to such information to any third party. WORLDSPAN agrees that a breach of these conditions shall be grounds sufficient for immediate termination of this Agreement, and legal as well as injunctive relief. Upon termination of this Agreement for any cause or reason, WORLDSPAN agrees to deliver to Developer all materials or information supplied pertaining to Developer and shall also confirm that all copies of such material have been returned to Developer or destroyed.

      (e) WORLDSPAN and Developer agree that any and all non-disclosure and use covenants contained herein shall survive for a period of five years any termination of this Agreement.

12. Modifications.

      WORLDSPAN retains the right, in its sole discretion, to enhance, modify or alter the operation of the System at any time and further retains the right to make such enhancements, modifications or alterations generally available to other users of the System. WORLDSPAN shall use reasonable business efforts to give Developer written notice prior to loading of enhancements, modifications or alterations, other than those corrective in nature, which would materially adversely affect the services provided to Developer under this Agreement.

13. Title

      Title and full and complete ownership rights to all WORLDSPAN owned or developed software (including source and object code) and other technical specifications, addresses or configurations (collectively the "Software") associated with or contained in the System or used by WORLDSPAN in connection with this Agreement shall remain with WORLDSPAN. Developer understands and agrees that WORLDSPAN's owned or developed Software is WORLDSPAN's trade secret, proprietary information, and confidential information whether any portion thereof is or may be validly copyrighted or patented. Any Software provided to Developer is provided by license only and such license is personal, non-exclusive, non-transferable and limited to the right to use such Software during the term of this Agreement only according to guidelines established by WORLDSPAN from time to time. Such Software shall be utilized by Developer only in accordance with this Agreement and shall not be copied, duplicated, reproduced, manufactured, de-compiled, reverse engineered, incorporated into any software (including any source code, object code or algorithms), modified or disclosed in any form by any media to any other person or party. Developer agrees to abide by any terms imposed by any third party that has directly or indirectly licensed Developer to use Software pursuant to this Agreement. Upon termination of this Agreement. Developer shall immediately return to WORLDSPAN any Software provided by WORLDSPAN. Nothing herein shall be construed to require WORLDSPAN to deliver any Software to Developer or to require Developer to accept such Software.

14. No Endorsement.

      Nothing herein shall be construed to constitute an endorsement by WORLDSPAN of any product, software, device or service marketed, sold or provided by Developer. Developer shall not be entitled to use the name "WORLDSPAN" or any WORLDSPAN product mark or logo in any fashion, except as otherwise agreed in writing.

15. General Provisions.


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      (a) Nothing in this Agreement is intended or shall be construed to create or establish an agency, partnership, or joint venture relationship between the parties.

      (b) The captions in this Agreement are for convenience only and in no way define, limit, or enlarge the scope of this Agreement or any of the provisions therein. Capitalized terms shall have the meanings assigned in this Agreement.

      (c) No waiver by either party of any provision or any breach of this Agreement constitutes a waiver of any other provision or breach of this Agreement and no waiver shall be effective unless made in writing. The right of either party to require strict performance and observance of any obligations hereunder shall not be affected in any way by any previous waiver, forebearance or course of dealing.

      (d) Except for Developer's obligation to make payments hereunder, neither party will be deemed in default of this Agreement as a result of a delay in performance or failure to perform its obligations caused by acts of God or governmental authority, strikes or labor disputes, fire, acts of war, failure of third party suppliers, or for any other cause beyond the control of that party.

      (e) Developer shall not sell, assign, license, sub-license, franchise or otherwise convey in whole or in part to any third party this Agreement or the services provided hereunder without the prior written consent of WORLDSPAN, except that Developer may freely assign all rights, title, interest and obligations under this Agreement to any taker of all, or substantially all of Developer's assets.

      (f) This is a non-exclusive agreement. Similar agreements may be entered into by either party with any other person.

      (g) This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Georgia and of the United States of America, without regard to principles of conflict of laws and rules. Each party hereby consents to the non-exclusive jurisdiction of the courts of the State of Georgia and United States Federal Courts located in Georgia to resolve any dispute arising out of this Agreement.

      (h) Each party shall not make any use of the other party's company name, logo, trademarks or service marks, without the prior written consent of the party.

      (i) In the event that any material provision of this Agreement is determined to be invalid, unenforceable or illegal, then such provision shall be deemed to be superseded and the Agreement modified with a provision which most nearly corresponds to the intent of the parties and is valid, enforceable and legal.

      (j) This Agreement constitutes the final and complete understanding and agreement between the parties concerning the subject matter hereof. Any prior agreements, understandings, negotiations or communications written or otherwise are deemed superseded by this Agreement. This Agreement may be modified only by a further written agreement executed by an authorized representative of the parties hereto.


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      IN WITNESS WHEREOF, Developer and WORLDSPAN have executed this Agreement by their respective authorized representatives as of the day and year first above written.

Priceline, L.L.C.                            WORLDSPAN, L.P.
---------------------------------
(Legal Name of Person or Company)



By: /s/ Jesse Fink                           By: /s/ Karen Lennon
    -----------------------------                -------------------------------

Print Name: Jesse Fink                       Name: Karen Lennon
            ---------------------

Print Title: C.O.O.                          Title: Manager - Emerging Markets
             --------------------


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